Exhibit 99.1

PASSUR®
AEROSPACE

KNOW NOW™

Executive Offices
One Landmark Square
Suite 1900
Stamford, CT 06901
203.622.4086: tel
203.629.2970: fax

Research & Production
35-1 Orville Drive
Bohemia, NY 11716
631.589.6800: tel
631.589.6858: fax

March 19, 2018

Dear Fellow Shareholders:

During Fiscal Year ("FY") 2017, the Company continued to invest in opportunities that we believe are transformative. Our primary objective is to build on and scale the Company's unique software solutions capability, which, together with our strong customer relationships, should result in a widely adopted, essential platform enabling significant future revenue and profit growth.

During the year, we hired 14 additional teammates and increased our spending by approximately $2 million, including additional investments in new products and infrastructure. The Company introduced several new and enhanced product offerings and launched PASSUR's international program. Air France is our inaugural international customer.

Specifically, we developed a program with Air France to increase flight predictability and minimize delays and disruptions, by deploying PASSUR advanced ATM best practices and decision-support technology. PASSUR is helping Air France stake out a leading role among European airlines in advanced network management at the system operations level, adapting ATM solutions proven with leading North American airlines and airports to the specific requirements of the European airspace.

An example of our digital solutions capability is a program we deployed at the Fort Lauderdale Hollywood International Airport (FLL) designed to debottleneck, increase capacity and traffic flows, and reduce delays and congestion at the airport, through the latest version of PASSUR Surface Management solutions. This integrated solution involved a major collaboration between the airport operator and the major airlines that use this new capability and represents an important step toward Airport Collaborative Decision Making in North America. This new capability is important to all airports where demand is growing and the capacity of existing infrastructure is highly constrained.

We also launched the latest version of PASSUR Integrated Surface Management solutions at another major U.S. airport, in conjunction with a new proprietary aircraft deicing software program to better coordinate deicing operations, ensuring that flights are sequenced just-in-time and experience minimal delays, all while increasing airport capacity during snow operations.

Finally, the Company installed PASSUR's Integrated Surface Management System at two airports for one of the largest U.S. airlines, and at least two additional installations are expected to be completed during FY 2018.

We are working on another collaborative product, Regional Diversion Manager ("RDM"), with a major airport, its principal diversion airports, and the airlines, designed to reduce cancellations related to diversions and accelerate the recovery to normal operations. RDM is scheduled to be released in 2018 and will help airlines and airports reduce the costs associated with highly disruptive, large diversion events. RDM will be the first-ever platform that ensures real-time collaborative information exchange and coordination between airports, airlines, and other key stakeholders during these costly and complex operations.

To help rapidly scale our business, during the year, we launched PASSUR's collaboration with GE Aviation Digital Solutions, so that we could build a next generation integrated suite of solutions leveraging GE's domain expertise in software development, design thinking and FastWorks, with PASSUR's unique capabilities and strong customer relationships. This collaboration includes a design process that we expect to lead to new, transformative capabilities for PASSUR's customers. This collaboration will play an important role in shaping the vision and future of PASSUR. The work is taking place in GE's digital collaboration center in Austin, Texas, and our first prototype debuted at GE's Minds + Machines conference in October 2017.

The additional expenses from these initiatives, as well as the approximately $1 million, or 7%, decline in revenue to $13.9 million in FY 2017, compared with $14.9 million in FY 2016, caused a $2.7 million drop in income from operations, resulting in a $1.4 million loss from operations, compared with income from operations of $1.3 million for FY 2016.

Subscription revenue in FY 2017 accounted for a little over $500,000 of this decline, with a drop in consulting revenue accounting for most of the remaining balance.

As a result of our pre-tax operating loss, we have reduced our deferred tax assets on the balance sheet by an equivalent valuation allowance. The reduction in our deferred tax assets to zero created a non-cash charge to our statement of operations of approximately $2.3 million. However, our ability to use these net operating loss carryforwards to offset future profits is not impacted by this accounting. Our net operating loss carryforwards continue to be a valuable asset to us, as they are available to offset future profits.

As a result, the Company's net loss after taxes for FY 2017 was $3.5 million, or $0.46 per diluted share, compared with net income of $518,000, or $0.07 per diluted share, for the prior fiscal year.

FY 2017 was clearly a transitional year. Our board of directors felt it was important for the Company to invest heavily, so that PASSUR could build on its position as a collaborative digital solutions innovator and thought leader. To that end, our board authorized the Company to prioritize making additional investments, even at the expense of near term profits.

We feel optimistic about the new investments we have made in your Company during FY 2017 and anticipate that they will be important building blocks in the program to return the Company to profitable top-line revenue growth.

Thank you for your understanding, patience, and support.